Exhibit 3.2

ORCHARD SUPPLY HARDWARE STORES CORPORATION

CERTIFICATE OF DESIGNATION OF

SERIES A PREFERRED STOCK, SETTING FORTH THE POWERS,

PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS AND

RESTRICTIONS OF SUCH SERIES OF PREFERRED STOCK

Pursuant to Section 151 of the Delaware General Corporation Law, Orchard Supply Hardware Stores Corporation, a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY:

The Amended and Restated Certificate of Incorporation of the Corporation (the “Charter”) confers upon the Board of Directors of the Corporation (the “Board of Directors”) the authority to provide for the issuance of shares of preferred stock in series and to establish the number of shares to be included in each such series and to fix the powers, designations, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. On [                    ], 2011, the Board of Directors duly adopted the following resolution creating a series of preferred stock designated as the Series A Preferred Stock, comprised initially of [            ] shares and such resolution has not been modified and is in full force and effect on the date hereof:

RESOLVED that, pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Charter, a series of the class of authorized preferred stock, par value $0.01 per share, of the Corporation is hereby created and that the designation and number of shares thereof and the powers, preferences and rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

Section 1.	Designation and Number.

(a) The shares of such series shall be designated as the Series A Preferred Stock (the “Series A Preferred Stock”). The number of shares initially constituting the Series A Preferred Stock shall be [            ], which number may be increased or decreased by the Board of Directors without a vote of shareholders; provided, however, that such number may not be decreased below the sum of the number of then outstanding shares of Series A Preferred Stock.

(b) The Series A Preferred Stock shall, with respect to payment of dividends and the distribution of assets on any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, rank (i) senior to the Junior Stock; (ii) on a parity with any Parity Stock and (iii) junior to any Senior Stock, in each case now or hereafter authorized.

(c) Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Section 8 below.

Section 2.	Dividends and Distributions.

The Series A Preferred Stock will not be entitled to receive any mandatory dividends or distributions of cash or other property. No (a) dividends shall be authorized and declared or paid or set apart for payment by the Corporation or any Subsidiary of the Corporation on any share or shares of Preferred Stock, Junior Stock, Parity Stock or Senior Stock, (b) other distribution of cash or other property shall be authorized and declared or made by the Corporation or any Subsidiary of the Corporation to the holders of all or substantially all the shares of any class or series of Preferred Stock, Junior Stock, Parity Stock or Senior Stock and (c) share or shares of Preferred Stock, Junior Stock, Parity Stock or Senior Stock shall be redeemed, repurchased or otherwise acquired through a sinking fund or otherwise (other than (1) for the avoidance of doubt, a redemption or repurchase of the Series A Preferred Stock in accordance with Section 4 below and (2) a redemption, repurchase or other acquisition of Junior Stock, Parity Stock or Senior Stock made for purposes of and in compliance with requirements of an employee incentive or benefit plan or other compensatory arrangement of the Corporation or any Subsidiary of the Corporation in effect from time to time) for any consideration (or any moneys to be paid to or made available for a sinking fund or otherwise for the redemption of any shares of such stock) by the Corporation or any Subsidiary of the Corporation, unless in each such case (i) all of the Series A Preferred Stock has been redeemed by the Corporation pursuant to Section 4 below or otherwise repurchased by the Corporation, and any cash (and in the case of repurchase, cash or other funds) to be paid with respect to such redemption or repurchase has been paid; (ii) such transaction has been unanimously approved by the Board of Directors; (iii) such dividend, distribution, redemption, repurchase or other acquisition (each such case, a “Distribution”) is authorized, declared, paid or set apart for payment in connection with a “poison pill” stockholder rights plan or (iv) such Distribution is a distribution of cash in lieu of the issuance of fractions of a share of the Series A Preferred Stock or any class or series of Junior Stock made in connection with the distribution of the Corporation’s Class A Common Stock and Series A Preferred Stock by Sears Holdings Corporation to its shareholders on [                    ], 2011.

Section 3.	Voting.

Except as otherwise expressly set forth herein or as required by law, the Series A Preferred Stock shall not entitle the holders thereof to vote on any matter submitted for shareholder action, and the consent of the holders thereof shall not be required for the taking of any corporate action.

Section 4.	Redemption.

(a) To the extent not prohibited by law, all, but not less than all, of the then-outstanding shares of Series A Preferred Stock shall be redeemed at a redemption price per share of Series A Preferred Stock in cash equal to [            ] (such amount, the “Series A Per Share Redemption Amount”) upon a date and time, or the happening of an event, determined by the affirmative vote of a majority of the Board of Directors, which vote, prior to the Board Trigger Date (as defined in the Charter), must include the vote of at least one Class B/C Director (as defined in the Charter) (the date, time or event on which the redemption is to be effected, the “Redemption Date”).

(b) No more than 60 days prior to the Redemption Date and, to the extent reasonably practicable, at least 20 days prior to the Redemption Date, written notice shall be mailed by the Corporation, postage prepaid, to the holders of record (at the close of business on the Business Day next preceding the day on which notice is given) of the Series A Preferred Stock, at the address last shown on the records of the Corporation for each such holder or given by each such holder to the Corporation for the purpose of notifying such holders of the redemption to be effected, specifying the Redemption Date, the Series A Per Share Redemption Amount and the place at which payment may be obtained, and calling upon such holders to surrender to the Corporation, in the manner and at the place designated, the shares to be redeemed (the “Redemption Notice”).

(c) On or before the Redemption Date, each holder of Series A Preferred Stock to be redeemed shall surrender such shares to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Series A Per Share Redemption Amount for such shares shall be payable to the order of the person whose name appears on the Corporation’s record books as the owner thereof, and each such share shall be cancelled and retired.

(d) If the Redemption Notice shall have been duly given, and if as of the Redemption Date the appropriate aggregate redemption price for the then outstanding shares of Series A Preferred Stock is either paid or made available for payment through the deposit arrangements specified in Section 4(e) below, then the rights of all of the holders of such shares with respect to such shares shall terminate after such Redemption Date, except only the right of the holders to receive the redemption price without interest upon surrender of the shares therefor, and no shares of the Series A Preferred Stock shall be deemed to be outstanding.

(e) On or prior to the Redemption Date, the Corporation may, at its option, deposit with a bank or trust company in the State of California having a capital and surplus of at least $200,000,000, as a trust fund, an amount in cash equal to the product obtained by multiplying the Series A Per Share Redemption Amount times the number of all then-outstanding shares of Series A Preferred Stock, with irrevocable instructions and authority to the bank or trust company to pay, on or after the Redemption Date, the appropriate redemption amount to the respective holders upon the surrender of their shares. From and after the Redemption Date, all then-outstanding shares of Series A Preferred Stock shall be redeemed. The deposit shall constitute full payment of the shares to their holders, and from and after the Redemption Date, the shares shall be deemed to be no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the right to receive from the bank or trust company payment of the redemption price of the shares, without interest, upon surrender of their shares. Any funds so deposited and unclaimed at the end of one year from the Redemption Date shall be released or repaid to the Corporation, after which time the holders of shares of Series A

Preferred Stock that have been redeemed who have not claimed such funds shall be entitled to receive payment of the redemption price only from the Corporation.

(f) For the avoidance of doubt, other than as set forth in the Stockholders’ Agreement (as defined in the Charter), nothing in this Section 4 shall prohibit the Corporation from effecting the, and the Corporation shall to the extent not prohibited by law be entitled at any time and from time to time to, repurchase in the open market, in privately negotiated transactions or through tender offers or other transactions any amount of the then outstanding shares of Series A Preferred Stock that it desires to repurchase at such sums and on such conditions as shall be negotiated between or among the Corporation and one or more holders of Series A Preferred Stock.

Section 5.	Redeemed or Repurchased Shares.

Any shares of Series A Preferred Stock redeemed or repurchased by the Corporation pursuant to Section 4 above or otherwise shall be retired and canceled and may not be reissued as shares of such series and the Corporation may thereafter take such appropriate action (without the need for shareholder action) as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

Section 6.	Liquidation Event.

(a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the Corporation’s assets (whether capital or surplus) shall be made to or set apart for the holders of Junior Stock, but after any payments or distributions are made on, or set apart for, any of the Corporation’s indebtedness and to holders of Senior Stock, holders of the Series A Preferred Stock shall be entitled to receive an amount per share equal to the Series A Per Share Redemption Amount but shall not be entitled to any further payment or other participation in any distribution of the assets of the Corporation. If, upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the Corporation’s assets, or proceeds thereof, distributable among the holders of the Series A Preferred Stock are insufficient to pay in full the preferential amount aforesaid and liquidating payments on any Parity Stock, then such assets, or the proceeds thereof, shall be distributed among the holders of the Series A Preferred Stock and any other Parity Stock, equally and ratably in proportion to the respective amounts that would be payable on such shares of Series A Preferred Stock and any such other Parity Stock, if all amounts payable thereon were paid in full.

(b) Non-Cash Consideration. If any assets of the Corporation distributed to holders of the Series A Preferred Stock in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by written resolution of the Board of Directors, except that any securities to be distributed to holders of the Series A Preferred Stock in a liquidation, dissolution, or winding up of the Corporation shall, unless otherwise specified in a definitive agreement for the acquisition of the Corporation, be valued as follows:

(i) The method of valuation of securities not subject to an investment representation letter or other similar restrictions on free marketability shall be as follows:

(1) if the securities are then traded on a national securities exchange, then the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the 30 calendar day period ending three trading days prior to the distribution; and

(2) if (1) above does not apply but the securities are actively traded over-the-counter, then the value shall be deemed to be the average of the closing bid prices over the 30 calendar day period ending three trading days prior to the distribution; and

(3) if there is no active public market as described in clauses (1) or (2) above, then the value shall be the fair market value thereof, as determined in good faith by written resolution of the Board of Directors.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in Sections (6)(b)(i)(1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by written resolution of the Board of Directors.

Section 7.	Conversion.

The shares of Series A Preferred Stock shall not be convertible into shares of Common Stock or any other security of the Corporation.

Section 8.	Definitions.

For the purposes of this Certificate of Designation, the following terms shall have the meanings indicated:

(a) “Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in the State of California.

(b) “Certificate of Designation” means this Certificate of Designation of the Series A Preferred Stock, as it may be amended from time to time.

(c) “Common Stock” means the Class A Common Stock of the Corporation, par value $0.01 per share, the Class B Common Stock of the Corporation, par value $0.01 per share, the Class C Common Stock of the Corporation, par value $0.01 per share, and each other class or series of capital stock of the Corporation that does not have a preference over any other class or series of capital stock of the Corporation in the payment of dividends or in the distribution of assets on liquidation, dissolution or winding up of the Corporation and, in each case, shall include any other class or series of capital stock of the Corporation into which such stock is reclassified or reconstituted

(such class or series of capital stock of the Corporation into which such stock is reclassified or reconstituted, “Reclassified or Reconstituted Common Stock”).

(d) “Junior Stock” means any class or series of capital stock of the Corporation that is not Parity Stock or Senior Stock, including, without limitation, the Common Stock and, for the avoidance of doubt, any Reclassified or Reconstituted Common Stock.

(e) “Parity Stock” means any class or series of capital stock of the Corporation hereafter authorized that by its express terms ranks on a parity with the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation other than Reclassified or Reconstituted Common Stock.

(f) “Person” means any individual, corporation, limited liability company, partnership, trust, joint stock company, business trust, unincorporated association, joint venture or other legal entity of any nature whatsoever.

(g) “Senior Stock” means any class or series of capital stock of the Corporation hereafter authorized that by its express terms has preference or priority over the Series A Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation other than Reclassified or Reconstituted Common Stock.

(h) “Subsidiary” of the Corporation means a corporation, limited liability company, partnership, association or other Person of which shares of stock or other ownership interests having ordinary voting power (without regard to the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership, association or other Person are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by the Corporation.

Section 9.	Modification; Amendment or Waiver.

The terms of this Certificate of Designation shall not, by merger, consolidation or otherwise, be amended, waived, altered or repealed without the affirmative vote of the holders of a majority of the voting power of the Series A Preferred Stock, voting as a separate class. Any right or preference of the Series A Preferred Stock set forth in this Certificate of Designation may be waived pursuant to a written instrument signed by the holders of a majority of the voting power of the outstanding shares of Series A Preferred Stock, voting as a separate class, which written instrument shall specifically set forth the right or preference being waived and the extent of such waiver. For the purposes of this Section 9, each share of Series A Preferred Stock shall have one (1) vote per share.

Section 10.	Severability.

If any term of this Certificate of Designation is invalid, unlawful, or incapable of being enforced by reason of any rule of law or public policy, all other terms of this Certificate of Designation as set forth herein which can be given effect without the invalid, unlawful or unenforceable term will, nevertheless, remain in full force and effect, and no term of this Certificate of Designation will be deemed dependent upon any other such term unless so expressed in this Certificate of Designation.

IN WITNESS WHEREOF, Orchard Supply Hardware Stores Corporation has caused this Certificate of Designation to be duly executed in its corporate name on this [        ] day of [                    ], 2011.

ORCHARD SUPPLY HARDWARE STORES CORPORATION

By:
Name: Title: